Immune Therapeutics signs Binding Letter of Intent to Acquire Chinese CAR-T Technology and Clinical Data

Orlando, Florida. April 20, 2016 – Immune Therapeutics Inc., (OTC-QB: IMUN), today announced that they have signed a binding Letter of Intent to acquire Chinese Chimeric Super Antigen Receptor T cell (CAR-T) cocktail therapy, Immuno-Oncology patents (pending), manufacturing technology, and clinical data of the aforementioned therapies from Super-T Cell Cancer Company (“STCC”) a newly formed corporation.

“This CAR-T cell technology licensing further accelerates IMUN’s growth in the Immuno-Oncology field as we evaluate paths to commercialization both in China and other Emerging Markets,” commented Christopher Pearce Chief Operating Officer.

CAR-T cell therapy involves engineering cancer patients’ own immune cells to recognize and attack cancer tumors. CAR-T therapy has great potential to improve patient-specific cancer therapy in a profound way. Numerous studies have implicated regulatory T cells as key mediators in the creation of an immunosuppressed microenvironment that enables tumors to escape attack by the host immune system. The Super CAR –T Cocktail therapy has shown promise in early human clinical trials for the treatment of blood cancer, renal, cervical and hepatic cancer.

“We are very impressed by the quality of the work done by Professor Shan and his team, and are excited by the safe and efficacious profile of this novel CAR-T cocktail therapy for cancerous diseases. This is the beginning of a long-term strategic partnership between IMUN and STCC. Together, we will expeditiously continue our quest in developing more affordable, safer, and more effective cancer immunotherapy programs,” said Noreen Griffin, Chief Executive Officer of Immune Therapeutics, Inc.

The need in China for new affordable therapies is critical. It is predicted that there will be about 4,292,000 newly diagnosed invasive cancer cases in 2016, corresponding to almost 12,000 new cancer diagnoses on average each day. IMUN believes that once approved it could capture 5% of the market in the first year.

Forward Looking Statements

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by Immune Therapeutics may not proceed as contemplated, and by all other matters specified in Immune Therapeutics’ filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Immune Therapeutics does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Immune Therapeutic’s filings with the Securities and Exchange Commission, including its recent periodic reports.

About Immune Therapeutics, Inc.:

Immune Therapeutics, Inc. [F/K/A TNI Biotech, Inc.] is a biotechnology company working to combat chronic, life-threatening diseases through the activation and modulation of the body’s immune system using our patented immunotherapy. Its products and immunotherapy technologies are designed to harness the power of the immune system to improve the treatment of cancer, infections such as HIV/AIDS, chronic inflammatory diseases, and autoimmune diseases.

Its proprietary technology, therapies, and patents include the treatment of a wide range of cancers. The most advanced clinical programs involve immunotherapy with met-enkephalin (MENK) (sometimes referred to as opioid growth factor) and our Low Dose Naltrexone product (LDN) or Lodonal(TM), which have been shown to stimulate the immune system even in patients with advanced cancer.

Even though management considers any condition that results in altered-immune response a target for investigation, we will most likely pursue additional investigations for MENK and LDN as valuable candidates in the treatment of autoimmune states such as rheumatoid arthritis and multiple sclerosis; as an adjunct in cancer patients undergoing chemotherapy, radiation treatments or surgery; and as a complement to antibiotics in the treatment of a variety of infectious diseases, including patients with HIV/AIDS, in combination with retroviral drug therapy.